Exhibit 99.1
News Release

American Homes 4 Rent Reports Fourth Quarter and Full Year 2021 Financial and Operating Results
Initiated 2022 Earnings Guidance with 14.7% Increase in Full Year Core FFO per Share and Unit
80% Increase in Quarterly Distribution
CALABASAS, Calif., Feb. 24, 2022—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter and full year ended December 31, 2021.
Highlights
•Rents and other single-family property revenues increased 14.0% year-over year to $338.1 million for the fourth quarter of 2021.
•Net income attributable to common shareholders totaled $48.1 million, or $0.14 per diluted share, for the fourth quarter of 2021, compared to $27.1 million, or $0.09 per diluted share, for the fourth quarter of 2020.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 20.4% year-over-year to $0.37 per FFO share and unit for the fourth quarter of 2021 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 20.9% year-over-year to $0.34 per FFO share and unit for the fourth quarter of 2021.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 9.8% year-over-year for the fourth quarter of 2021.
•Achieved Same-Home Average Occupied Days Percentage of 97.6% in the fourth quarter of 2021, while generating 12.2% rental rate growth on new leases.
•Subsequent to quarter end, issued 10,000,000 Class A common shares raising net proceeds of $375.8 million and offered 13,000,000 Class A common shares on a forward basis for future estimated net proceeds of $488.6 million.
•Raised common share dividend by 80% to $0.18 in the first quarter of 2022.

“American Homes 4 Rent closed out 2021 with record breaking results, generating industry leading full year Core FFO per share growth of over 17%,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “As we head into 2022, we are positioned for another year of strong performance with continued double-digit earnings growth and an 80% increase in our quarterly distribution. However, we believe that the true excitement for American Homes 4 Rent still lies ahead. Our diversified and high-growth market footprint, expanding AMH Development program and best-in-class balance sheet positions us for years of outsized earnings growth and shareholder value creation ahead.”

Fourth Quarter 2021 Financial Results
Net income attributable to common shareholders totaled $48.1 million, or $0.14 per diluted share, for the fourth quarter of 2021, compared to $27.1 million, or $0.09 per diluted share, for the fourth quarter of 2020. This increase was primarily due to a larger number of occupied properties resulting from growth in the Company’s portfolio, higher rental rates and fees and lower uncollectible rents, as well as lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Rents and other single-family property revenues increased 14.0% to $338.1 million for the fourth quarter of 2021, compared to $296.6 million for the fourth quarter of 2020. Revenue growth was driven by an increase in our average occupied portfolio which grew to 53,385 homes for the fourth quarter of 2021, compared to 51,181 homes for the fourth quarter of 2020, as well as higher rental rates and fees and lower uncollectible rents.
Core NOI from our total portfolio increased 14.2% to $192.4 million for the fourth quarter of 2021, compared to $168.4 million for the fourth quarter of 2020. This growth was driven by a 13.5% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and fees and lower uncollectible rents, partially offset by a 12.1% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.6% to $248.1 million for the fourth quarter of 2021, compared to $230.5 million for the fourth quarter of 2020, which was driven by a 7.4% increase in Average Monthly Realized Rent per property and a 20 basis point increase in Average Occupied Days Percentage. This growth was further benefited by (i) 40 basis points of contribution from higher fees and (ii) 90 basis points from lower uncollectible rents, which resulted in 8.9% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 7.4% to $86.1 million for the fourth quarter of 2021, compared to $80.2 million for the fourth quarter of 2020. As a result, Core NOI from Same-Home properties increased 9.8% to $163.5 million for the fourth quarter of 2021, compared to $149.0 million for the fourth quarter of 2020.
Core FFO attributable to common share and unit holders was $143.9 million, or $0.37 per FFO share and unit, for the fourth quarter of 2021, compared to $113.6 million, or $0.31 per FFO share and unit, for the fourth quarter of 2020. Adjusted FFO attributable to common share and unit holders was $130.8 million, or $0.34 per FFO share and unit, for the fourth quarter of 2021, compared to $102.8 million, or $0.28 per FFO share and unit, for the fourth quarter of 2020. These improvements were primarily attributable to a larger number of occupied properties resulting from growth in the Company’s portfolio, higher rental rates and fees and lower uncollectible rents, as well as lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Full Year 2021 Financial Results
Net income attributable to common shareholders totaled $135.3 million, or $0.41 per diluted share, for the year ended December 31, 2021, compared to $85.2 million, or $0.28 per diluted share, for the year ended December 31, 2020. This increase was primarily due to a larger number of occupied properties resulting from growth in the Company’s portfolio and higher rental rates and fees, as well as an increase in gain on sale and impairment of single-family properties and other, net and lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021, partially offset by a noncash charge related to these redemptions.
Rents and other single-family property revenues increased 11.2% to $1.3 billion for the year ended December 31, 2021, compared to $1.2 billion for the year ended December 31, 2020. Revenue growth was driven by an increase in our average occupied portfolio which grew to 52,542 homes for the year ended December 31, 2021, compared to 50,065 homes for the year ended December 31, 2020, as well as higher rental rates and fees.
Core NOI from our total portfolio increased 13.5% to $719.8 million for the year ended December 31, 2021, compared to $634.1 million for the year ended December 31, 2020. This growth was driven by an 11.3% increase in core revenues resulting from a larger number of occupied properties and higher rental rates and fees, partially offset by a 7.5% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 6.7% to $964.2 million for the year ended December 31, 2021, compared to $903.8 million for the year ended December 31, 2020, which was driven by a 5.3% increase in Average Monthly Realized Rent per property and a 130 basis point increase in Average Occupied Days Percentage.

This growth was further benefited by (i) 50 basis points of contribution from higher fees and (ii) 10 basis points from lower uncollectible rents, which resulted in 7.3% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 4.7% to $342.9 million for the year ended December 31, 2021, compared to $327.4 million for the year ended December 31, 2020. As a result, Core NOI from Same-Home properties increased 8.7% to $621.4 million for the year ended December 31, 2021, compared to $571.5 million for the year ended December 31, 2020.
Core FFO attributable to common share and unit holders was $514.6 million, or $1.36 per FFO share and unit, for the year ended December 31, 2021, compared to $417.6 million, or $1.16 per FFO share and unit, for the year ended December 31, 2020. Adjusted FFO attributable to common share and unit holders was $459.1 million, or $1.22 per FFO share and unit, for the year ended December 31, 2021, compared to $367.5 million, or $1.02 per FFO share and unit, for the year ended December 31, 2020. These improvements were primarily attributable to a larger number of occupied properties resulting from growth in the Company’s portfolio and higher rental rates and fees, as well as lower financing costs as a result of the redemptions of our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Portfolio
As of December 31, 2021, the Company had an occupancy percentage of 95.2%, compared to 95.8% as of September 30, 2021. The decrease in occupancy percentage is primarily attributable to higher volumes of recent acquisitions. The occupancy percentage on Same-Home properties was 98.1% as of both December 31, 2021 and September 30, 2021.
Investments
As of December 31, 2021, the Company’s wholly-owned portfolio consisted of 57,024 homes, compared to 56,077 homes as of September 30, 2021, an increase of 947 homes during the fourth quarter of 2021, which included 445 newly constructed homes delivered through our AMH Development Program and 616 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 114 homes sold. As of December 31, 2021, the Company had 659 properties held for sale, compared to 604 properties as of September 30, 2021. Also, as of December 31, 2021, the Company had an additional 1,942 properties held in unconsolidated joint ventures, representing a net increase of 213 properties, compared to 1,729 properties held in unconsolidated joint ventures as of September 30, 2021.
Capital Activities, Balance Sheet and Liquidity
In November 2021, the Company issued and physically settled the remaining 1,845,000 Class A common shares available under the May 2021 forward sale agreements, receiving net proceeds of $64.5 million.
In the fourth quarter of 2021, the Company issued 1,749,286 Class A common shares under its at-the-market common share offering program, receiving net proceeds of $71.2 million after commissions and other expenses of $1.1 million.
As of December 31, 2021, the Company had cash and cash equivalents of $48.2 million and had total outstanding debt of $3.9 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 3.8% and a weighted-average term to maturity of 11.7 years. The Company had $350.0 million of outstanding borrowings on its $1.25 billion revolving credit facility at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the fourth quarter of 2021, the Company generated $91.8 million of Retained Cash Flow and sold 114 properties generating $30.4 million of net proceeds.
In January 2022, the Company issued 10,000,000 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering, raising net proceeds of $375.8 million after deducting underwriting fees and before offering costs of approximately $0.2 million. The Company used the net proceeds from the offering to repay indebtedness under its revolving credit facility and for general corporate purposes. In connection with this offering, the Company also entered into a forward sale agreement to issue an additional 13,000,000 Class A common shares of beneficial interest, $0.01 par value per share, for future estimated net proceeds of $488.6 million after deducting underwriting fees. The forward sale agreement expires in January 2023 and the Company expects to use these net proceeds (i) to develop new single-family properties and communities, (ii) to acquire and renovate single-family properties and for related activities in accordance with its business strategy and (iii) for general corporate purposes.
2022 Guidance
Guidance Summary

Full Year 2022
Core FFO attributable to common share and unit holders		$1.53 - $1.59
Core FFO attributable to common share and unit holders growth		12.5% - 16.9%

Same-Home
Core revenues growth		7.25% - 9.25%
Core property operating expenses growth		4.75% - 6.75%
Core NOI growth		8.50% - 10.50%

Investment Program	Properties	Investment
Wholly owned inventory additions	3,300 - 3,900	$1.2 - $1.5 billion
Wholly owned land and development pipeline	—	$300 - $400 million
Pro rata share of JV and Property Enhancing Capex	—	$100 million
Total capital investment (wholly owned and pro rata JV)	3,300 - 3,900	$1.6 - $2.0 billion
Total gross capital investment (JVs at 100%)	4,100 - 4,800	$1.7 - $2.2 billion
Reconciliation of Core FFO attributable to common share and unit holders from 2021 to 2022 Guidance Midpoint

Per FFO Share and Unit
2021 Core FFO attributable to common share and unit holders	$1.36

Same-Home Core NOI	0.16
Non-Same-Home Core NOI (1)	0.12
General and administrative expense	(0.01)
Financing costs (share count and interest)	(0.07)

2022 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.56
2022 Core FFO attributable to common share and unit holders growth - Guidance Midpoint	14.7%
(1)Core FFO growth from Non-Same-Home Core NOI includes (i) contribution from existing properties not included in the Company’s 2022 Same-Home portfolio, including 2021 additions, and (ii) contribution from 2022 wholly-owned inventory additions (developed and acquired).
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.

Additional Information
A copy of the Company’s Fourth Quarter 2021 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 25, 2022 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2021, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, March 11, 2022 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13726501#, or by using the link at www.americanhomes4rent.com, under “Investor relations.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is a nationally recognized brand for rental homes, known for high-quality, good value and resident satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2021, we owned 57,024 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2022 Guidance, our expectations with respect to the impacts of the COVID-19 pandemic, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the COVID-19 pandemic. The degree to which COVID-19 will impact our future financial results will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration, spread and severity of the pandemic, including with respect to resurgences, new variants or strains, such as the Delta and Omicron variants, the impact of government regulations, vaccine adoption rates (including boosters), the effectiveness of vaccines against any future variants or strains, employee retention issues resulting from vaccine mandates, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Single-family properties:
Land	$2,062,039	$1,836,798
Buildings and improvements	9,258,387	8,163,023
Single-family properties in operation	11,320,426	9,999,821
Less: accumulated depreciation	(2,072,933)	(1,754,433)
Single-family properties in operation, net	9,247,493	8,245,388
Single-family properties under development and development land	882,159	510,365
Single-family properties held for sale, net	114,907	129,026
Total real estate assets, net	10,244,559	8,884,779
Cash and cash equivalents	48,198	137,060
Restricted cash	143,569	128,017
Rent and other receivables	41,587	41,544
Escrow deposits, prepaid expenses and other assets	216,625	163,171
Investments in unconsolidated joint ventures	121,950	93,109
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$10,962,433	$9,593,625

Liabilities
Revolving credit facility	$350,000	$—
Asset-backed securitizations, net	1,908,346	1,927,607
Unsecured senior notes, net	1,622,132	889,805
Accounts payable and accrued expenses	343,526	298,949
Amounts payable to affiliates	—	4,834
Total liabilities	4,224,004	3,121,195

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 337,362,716 and 316,021,385 shares issued and outstanding at December 31, 2021 and 2020, respectively)	3,374	3,160
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2021 and 2020)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 15,400,000 and 35,350,000 shares issued and outstanding at December 31, 2021 and 2020, respectively)	154	354
Additional paid-in capital	6,492,933	6,223,256
Accumulated deficit	(438,710)	(443,522)
Accumulated other comprehensive income	1,814	5,840
Total shareholders' equity	6,059,571	5,789,094
Noncontrolling interest	678,858	683,336
Total equity	6,738,429	6,472,430

Total liabilities and equity	$10,962,433	$9,593,625

American Homes 4 Rent
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Rents and other single-family property revenues	$338,092	$296,551	$1,303,882	$1,172,514

Expenses:
Property operating expenses	120,239	106,160	490,205	450,267
Property management expenses	26,188	22,380	96,865	89,892
General and administrative expense	15,799	13,188	56,444	48,517
Interest expense	28,263	28,498	114,893	117,038
Acquisition and other transaction costs	4,656	3,579	15,749	9,298
Depreciation and amortization	97,166	88,500	372,848	343,153
Total expenses	292,311	262,305	1,147,004	1,058,165

Gain on sale and impairment of single-family properties and other, net	13,295	10,251	49,696	38,773
Other income and expense, net	2,247	845	3,985	1,707

Net income	61,323	45,342	210,559	154,829

Noncontrolling interest	7,455	4,479	21,467	14,455
Dividends on preferred shares	5,763	13,782	37,923	55,128
Redemption of perpetual preferred shares	—	—	15,879	—

Net income attributable to common shareholders	$48,105	$27,081	$135,290	$85,246

Weighted-average common shares outstanding:
Basic	336,014,151	316,424,015	324,245,168	306,613,197
Diluted	336,600,433	316,884,567	325,518,291	307,074,747

Net income attributable to common shareholders per share:
Basic	$0.14	$0.09	$0.42	$0.28
Diluted	$0.14	$0.09	$0.41	$0.28

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2021 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2021 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months and years ended December 31, 2021 and 2020 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$48,105	$27,081	$135,290	$85,246
Adjustments:
Noncontrolling interests in the Operating Partnership	7,455	4,479	21,467	14,455
Gain on sale and impairment of single-family properties and other, net	(13,295)	(10,251)	(49,696)	(38,773)
Adjustments for unconsolidated joint ventures	319	333	1,873	1,352
Depreciation and amortization	97,166	88,500	372,848	343,153
Less: depreciation and amortization of non-real estate assets	(2,864)	(2,464)	(11,151)	(9,016)
FFO attributable to common share and unit holders	$136,886	$107,678	$470,631	$396,417
Adjustments:
Acquisition, other transaction costs and other (1)	4,656	3,624	15,749	12,889
Noncash share-based compensation - general and administrative	1,639	1,832	9,361	6,573
Noncash share-based compensation - property management	726	418	3,004	1,745
Redemption of perpetual preferred shares	—	—	15,879	—
Core FFO attributable to common share and unit holders	$143,907	$113,552	$514,624	$417,624
Recurring Capital Expenditures	(12,345)	(9,756)	(52,134)	(46,048)
Leasing costs	(750)	(1,011)	(3,422)	(4,070)
Adjusted FFO attributable to common share and unit holders	$130,812	$102,785	$459,068	$367,506
Common distributions	(39,003)	(18,493)	(151,062)	(72,298)
Retained Cash Flow	$91,809	$84,292	$308,006	$295,208

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.35	$0.29	$1.25	$1.10
Core FFO attributable to common share and unit holders	$0.37	$0.31	$1.36	$1.16
Adjusted FFO attributable to common share and unit holders	$0.34	$0.28	$1.22	$1.02

Weighted-average FFO shares and units:
Common shares outstanding	336,014,151	316,424,015	324,245,168	306,613,197
Share-based compensation plan and forward sale equity contracts (2)	1,017,328	764,198	1,617,640	724,523
Operating partnership units	51,376,980	51,880,241	51,447,939	51,990,094
Total weighted-average FFO shares and units	388,408,459	369,068,454	377,310,747	359,327,814
(1)Included in acquisition, other transaction costs and other is a net $2.9 million nonrecurring expense related to a legal matter involving a former employee during the year ended December 31, 2020.
(2)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting Recurring Capital Expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three months and years ended December 31, 2021 and 2020 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$338,092	$296,551	$1,303,882	$1,172,514
Tenant charge-backs	(41,772)	(35,430)	(178,304)	(160,807)
Core revenues	296,320	261,121	1,125,578	1,011,707
Less: Non-Same-Home core revenues	46,733	32,015	161,300	112,717
Same-Home core revenues	$249,587	$229,106	$964,278	$898,990

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$120,239	$106,160	$490,205	$450,267
Property management expenses	26,188	22,380	96,865	89,892
Noncash share-based compensation - property management	(726)	(418)	(3,004)	(1,745)
Expenses reimbursed by tenant charge-backs	(41,772)	(35,430)	(178,304)	(160,807)
Core property operating expenses	103,929	92,692	405,762	377,607
Less: Non-Same-Home core property operating expenses	17,838	12,542	62,861	50,160
Same-Home core property operating expenses	$86,091	$80,150	$342,901	$327,447

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$61,323	$45,342	$210,559	$154,829
Gain on sale and impairment of single-family properties and other, net	(13,295)	(10,251)	(49,696)	(38,773)
Depreciation and amortization	97,166	88,500	372,848	343,153
Acquisition and other transaction costs	4,656	3,579	15,749	9,298
Noncash share-based compensation - property management	726	418	3,004	1,745
Interest expense	28,263	28,498	114,893	117,038
General and administrative expense	15,799	13,188	56,444	48,517
Other income and expense, net	(2,247)	(845)	(3,985)	(1,707)
Core NOI	192,391	168,429	719,816	634,100
Less: Non-Same-Home Core NOI	28,895	19,473	98,439	62,557
Same-Home Core NOI	163,496	148,956	621,377	571,543
Less: Same-Home Recurring Capital Expenditures	10,581	8,471	45,062	41,263
Same-Home Core NOI After Capital Expenditures	$152,915	$140,485	$576,315	$530,280

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com